Exhibit 99.1

Aurora Diagnostics Announces Agreement to Acquire

Mid-Atlantic Pathology Services, Inc.

(Palm Beach Gardens, Florida) June 2, 2014 — Aurora Diagnostics announced today that it has entered into an agreement to acquire Mid-Atlantic Pathology Services, Inc. Headquartered in Sterling, Virginia. Mid-Atlantic Pathology Services (MAPS) is a highly specialized Dermatopathology lab with a strong regional business with emphasis on Northern Virginia, Maryland and the greater Washington DC areas. Terms of the transaction were not disclosed.

As a Dermatopathology lab, MAPS pathologists provide diagnostic and consultative evaluations of all skin diseases, with special expertise in melanocytic lesions, non-melanocytic tumors of the skin, bullous diseases, and inflammatory conditions of skin, scalp and nails. MAPS, with its personalized and innovative methods and procedures, has gained the confidence of dermatology practices throughout the Mid-Atlantic Region for the past 19 years.

“Both MAPS and Aurora Diagnostics believe strongly in the importance of referring physician relationships in pathology, making this an excellent fit, and we are very pleased to join the Aurora family of labs”, said Dr. Eva L. Mikhail, Founder and President of MAPS.

“Our pathologists provide timely, accurate and personalized consultative services that help referring physicians develop effective treatment plans for their patients, which involves a great deal of trust and is highly valued,” said Dr. Sonia Kheir, Director of Dermatopathology for MAPS.

“Like MAPS, Aurora Diagnostics is recognized for the quality of the pathology services its 19 regional labs provide to their clients and for the close professional relationships its pathologists maintain with them,” said Daniel D. Crowley, Chief Executive Officer of Aurora Diagnostics. “MAPS is a respected regional organization that shares our commitment to quality and service, and we welcome their physicians and employees to the growing Aurora Diagnostics family. As the nation’s leading operator of high quality regional pathology labs, we are a natural fit for regional labs that want a corporate home in this time of industry consolidation. Our strategy is to pursue synergistic and accretive transactions, and we believe there is a robust pipeline of such opportunities.”

About Aurora Diagnostics

Aurora Diagnostics is a specialized laboratory company focused on anatomic pathology at 19 primary community-based locations within the United States. With over 110 licensed physicians, Aurora Diagnostics provides high-quality diagnostics and testing information for the patients of its primary referral sources—dermatologists, OB/GYN professionals, gastroenterologists, urologists, general surgeons, oncologists, and over 50 community-based hospitals. For additional information regarding Aurora Diagnostics and the services it provides, please visit the company website at www.auroradx.com.

About Mid-Atlantic Pathology Services, Inc.

MAPS is a state of the art, pathology laboratory certified by the College of American Pathologists (CAP) and the U.S. Department of Health and Human Services (CLIA). MAPS pathologists provide excellent diagnostic and consultative evaluation of all skin diseases, with special expertise in melanocytic lesions, non-melanocytic tumors of the skin, bullous diseases and inflammatory conditions of skin, scalp and nails. Through years of practice in the area, MAPS pathologists have gained the trust, confidence and loyalty of physicians throughout the region.

Forward Looking Statements

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, some of which are not within the control of the Company. Aurora reports information that may be significant for investors in its filings with the Securities and Exchange Commission (SEC), and Aurora encourages investors to consult those filings.